Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of August 1st 2012, by ContinuityX Solutions, Inc. with an address at 610 State Route 116, Metamora, IL 61548 (the "Company"), and Millennium Capital Corporation, with an address at 245 East 63rd Street, New York, New York 10065 ("Consultant").

W I T N E S S E T H:

In consideration of the agreements, provisions, promises and covenants contained herein, and for other consideration as hereinafter described, the parties hereto agree as follows:

1.         Retention. The Company hereby retains Consultant, and Consultant hereby accepts such retention by the Company, for the Term (as hereinafter defined), in accordance with the terms and conditions hereinafter set forth.

2.         Term of Retention. Unless earlier terminated in accordance herewith, the term of Consultant's retention under this Agreement (the "Term") shall be for a period of two years, commencing August 1, 2012, and ending July 31, 2014. In the event that Consultant continues in the retention of the Company after the end of the Term, then unless otherwise agreed to by Consultant and the Company in writing, Consultant's continued retention by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by either party at will, subject to Section 5 hereof. It is expressly understood and agreed that the Company does not now have, nor hereafter shall have, any obligation to continue Consultant in its retention after the Term ends, and that Consultant does not now have, nor hereafter shall have, any obligation to continue its retention by the Company after the Terms ends.

3.         Duties.

(a)           Consultant shall be retained to provide the services listed on Exhibit A attached hereto (collectively the "Services").

(b)           Consultant shall arrange for Harris Shapiro ("Shapiro") to perform the Services provided for by this Agreement. No one else other than Shapiro shall perform Services without the Company's prior consent.

(c)           Consultant shall devote such time to the affairs of the Company as is reasonable to render the Services contemplated by this Agreement. Consultant agrees to make itself available to the officers of the Company, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of participating in telephone conferences with the officers of the Company and advising the Company in the preparation of any reports, products or licenses, and/or other material and documentation ("Documentation") as shall be necessary, in the reasonable opinion of the Company's management.

(d)           The Company and Consultant understand and agree that Consultant is currently actively engaged with other ventures and that Consultant's efforts in connection with these other ventures hereunder shall not interfere with its obligations to the Company.

4.             Independent Contractor Status.

(a)           Consultant's engagement hereunder shall be as an independent contractor, rather than as an employee of the Company, and Consultant shall not be entitled to any benefits available to employees of the Company. Nothing contained herein shall be interpreted or construed as creating or establishing the relationship of employer-employee between the Company and Consultant. Consultant acknowledges that Consultant will be solely responsible for any federal, state or local income or self employment taxes arising with respect to its fees hereunder, and the Company shall not be obligated to withhold or pay any payroll taxes of any kind with regard to Consultant. Consultant also acknowledges that it has no state law workers' compensation rights with respect to the Services under this Agreement or otherwise.

(b)           Consultant shall have no power to enter into any agreement on behalf of, or otherwise bind the Company. Without limiting the foregoing, Consultant shall not enter into any contract or commitment on behalf of the Company without the Company's prior written consent.

5.            Compensation. In consideration for the Services to be performed by Consultant for the Company, the Company agrees that Consultant shall be entitled to compensation as follows:

(a)           Cash Compensation for Services. Throughout the Term, Consultant's base compensation shall be $25,000 per month ("Base Compensation") payable the first of the Month in advance.

(b)           Stock Compensation for Services. Upon execution of this Agreement, the Company shall issue to Consultant cashless warrants for a number of shares of the Company's common stock, par value $.001, equal to two percent (2%) of the issued and outstanding shares of the Company's common stock (the "Common Stock") on a fully diluted basis.

(c)          Additional fees as work is performed to be agreed upon.

6.            Expenses of Consultant. The Company shall be responsible for all normal and reasonable out-of-pocket expenses of Consultant including (but not limited to) travel, lodging, legal, technology sub-consultants, general office lease and expenses and other items as mutually agreed by the Company and Consultant from time to time. Consultant shall only incur such expenses as pre-approved by the Company in advance. Upon the Company's receipt of appropriate documentation, Consultant shall be promptly reimbursed by the Company for all reasonable out-of-pocket expenses.

7.            Company's Right to Terminate. Throughout the duration of this Agreement, the Company shall have the unilateral right to terminate this Agreement with cause pursuant to this Section 7. Such termination shall be effected by providing written notice of termination to Consultant at the address listed above. Upon the provision of such notice, this Agreement shall terminate immediately. Upon termination, Consultant shall be entitled to receive all accrued but unpaid Base Compensation, but shall have no claim to the Common Stock (unless previously granted) or any other compensation hereunder.

8.            Representations, Warranties and Covenants; SEC and Legal Compliance.

(a)           Safeguard Information and Materials. Consultant acknowledges that by the very nature of its relationship with the Company, it will, from time to time, have knowledge of or access to material non-public information. "Non-public information" is information marked as "confidential" or otherwise denoted as such, or which is information any person using reasonable judgment would conclude as being "non-public" or confidential information. Consultant hereby agrees and covenants that it will safeguard and prevent the dissemination of such information to third parties unless authorized in writing by the Company to do so.

(b)           Conflict With Other Agreements. Both parties acknowledge that the execution, delivery and performance of this Agreement, in the time and manner herein specified, and specifically with regard to the acknowledgment described in Section 3(d), will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which Consultant is a party or by which either entity may be bound.

(c)           Compliance. Consultant is, and during the term hereof, will be, in compliance with all applicable laws and regulations.

(d)          Acceptance. The Company shall have the sole and exclusive right to accept or reject any of the Services proposed and/or offered to the Company by Consultant.

(e)           Authorization. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of the party as specified herein.

(f)            Qualifications. Consultant represents and warrants to the Company that (i) it has the experience and ability as may be necessary to perform all the required Services with a high standard of quality, and (ii) all Services will be performed in a workmanlike and professional manner.

9.             Confidentiality. Consultant and Shapiro agree to regard and preserve as confidential at all times during Consultant's retention by the Company and thereafter all Confidential Information (as defined below) pertaining to the Company's business that has been or may be obtained by Consultant or Shapiro in the course of this retention by the Company whether Consultant or Shapiro has such information in memory or in writing or other physical form. Neither Consultant nor Shapiro will, without written authority from the Company to do so, use for its or his benefit or purposes or disclose to others for any reason, either during the Term or thereafter, except as required by the Services hereunder and as approved by the Company, any Confidential Information connected with the business of the Company. This provision shall not apply to Confidential Information known to Consultant or Shapiro prior to Consultant's retention hereunder, or after the Confidential Information has been voluntarily disclosed to the public, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business of the Company or any of its affiliates that has not previously been publicly released by duly authorized representatives of the Company and shall include (but shall not be limited to) Company information encompassed in all plans, proposals, computer programs, business, marketing and sales plans and strategies, financial information, costs, research information, pricing information, customer and vendor identity, records, files and information, and all methods, concepts, information, knowledge and ideas reasonably related to the business of the Company.

10.           Nonsolicitation; Nondisparagement.

(a)           Consultant and Shapiro hereby covenant and agree that, during the Term and for a period of one (1) year following the termination of this Agreement, Consultant and Shapiro shall not solicit or induce any customer or client of the Company, whether on Consultant's or Shapiro's behalf or for that of a third party, to terminate or otherwise to cease, reduce, or diminish in any way its relationship with the Company. Likewise, the Company hereby covenants and agrees that, during the Term and for a period of one (1) year following the termination of this Agreement, the Company shall not solicit or induce any customer or client of Consultant and/or Shapiro to terminate or otherwise to cease, reduce, or diminish in any way its relationship with Consultant and/or Shapiro.

(b)           Consultant and Shapiro hereby covenant and agree that, during the Term and for a period of one (1) year following the termination of this Agreement, neither Consultant nor Shapiro will attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any full time employee of the Company or any recruit, candidate, or applicant for employment with the Company to give up, or to not commence, employment or a material or exclusive business relationship with the Company. Likewise, the Company hereby covenants and agrees that, during the Term and for a period of one (1) year following the termination of this Agreement, the Company will not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any full time employee of Consultant and/or Shapiro to give up, or to not commence, employment or a material or exclusive business relationship with Consultant and/or Shapiro.

(c)           Consultant and Shapiro agree that, during the Term and for a period of one (1) year following the termination of this Agreement, neither Consultant nor Shapiro will engage in any conduct that is injurious to the reputation(s) and interest(s) of the Company and/or the Company's past or present directors, officers, agents, fiduciaries, trustees, administrators, employees or assigns, including but not limited to disparaging (or inducing or encouraging others to disparage) the Company and/or any of the foregoing individuals. Likewise, the Company agrees that, during the Term and for a period of one (1) year following the termination of this Agreement, the Company will not engage in any conduct that is injurious to the reputation(s) and interest(s) of Consultant and/or Shapiro, including but not limited to disparaging (or inducing or encouraging others to disparage) Consultant and/or Shapiro. For purposes of this Agreement, the term "disparage" includes without limitation, making any statement that would adversely affect in any manner the conduct of any of the party's respective businesses, the business reputation of any party and/or any of the foregoing individuals, and/or the personal reputation of any of the foregoing individuals.

(d)           If any of the foregoing provisions of this Section 10 is found by any court, agency or arbitrator of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e)           The Company, Consultant, and Shapiro each acknowledge and agree that any violation of any of the covenants of this Section 10 shall constitute a material breach of this Agreement and further acknowledge and agree the remedy at law available to a non-breaching party for any such breach would be inadequate and that damages flowing from such breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company, Consultant, and Shapiro each acknowledge, consent and agree that, in addition to any other rights or remedies which a non-breaching party may have at law, in equity or under this Agreement, upon adequate proof of its violation of such covenants and demonstration of a reasonable likelihood of actual damage, such non-breaching party shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

11.           Assignment. This Agreement may not be assigned or delegated by Consultant without the prior written consent of the Company.

12.          Waiver/Severability. The waiver by either party of a breach of any provision of this Agreement shall not constitute or be construed as a waiver of any future breach of any provision(s) in this Agreement. The provisions of this Agreement shall be severable and the invalidity of any provision, or portion thereof, shall not affect the enforceability of the remaining provisions of this Agreement.

13.          Complete Agreement; Modification. This Agreement sets forth the entire agreement between the parties relative to the subject matter herein. Modification or amendment of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

14.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement or any matter related thereto shall be subject to the exclusive jurisdiction of the state district courts of Harris County, Texas.

15.          Notices. All notices pertaining to this Agreement shall be in writing and transmitted either by (a) personal hand delivery, (b) certified or registered mail, return receipt requested, or (c) reputable overnight courier service. All notices shall be sent to the addresses as specified herein, unless subsequently changed by notice consistent with this provision.

16.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.          Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

CONTINUITYX SOLUTIONS, INC.

By:	/s/ David Godwin
David Godwin, President & CEO

CONSULTANT:

MILLENIUM CAPITAL CORPORATION

By:	/s/ Harris Shapiro
Harris Shapiro, President

Exhibit A

List of Services

1.	Make introductions and help secure top executives as needed by the Company

2.	Make introductions and secure a high profile spokesperson that has industry experience on both the telecom side and disaster control side.

3.	Make introductions to potential members of the Board of Directors for the company.

4.	Make introductions and help the Company secure major clients.

5.	Make introductions to Investment Banking Contacts to be used for future financings.

6.	Make introductions to Investor Relations Advisors.

7.	Assist with introductions to investment banks and telecom analysts.

8.	Assist the Company in the search of potential acquisitions.

Exhibit A